Exhibit 10.3
FIRST AMENDED & RESTATED RETIREE SETTLEMENT AGREEMENT
This first amended and restated retiree settlement agreement (this “Agreement”) presents the material terms of a settlement (the “Retiree Settlement”) among: (a) Solutia Inc. (“Solutia”) and its domestic subsidiaries (collectively with Solutia, the “Company”); (b) those retirees, including their surviving spouses, dependent spouses and dependent children, and those employees receiving disability benefits, who worked for Pharmacia Corporation (f/k/a Monsanto) or one of its domestic subsidiaries (“Pharmacia”) and who retired, or became disabled, prior to Solutia’s spin-off from Pharmacia in 1997, and whose post-employment benefit or disability liabilities were transferred to Solutia as a result of such spin-off (collectively, the “Pre-Spin Retirees”); (c) those retirees, including their surviving spouses, dependent spouses and dependent children, and those employees receiving disability benefits, who retired from Solutia or became disabled after Solutia’s spin-off from Pharmacia in 1997, including those retirees (and their surviving spouses, dependent spouses and dependent children) and disabled persons who worked for Pharmacia prior to Solutia’s spin-off from Pharmacia in 1997, and, thereafter worked for Solutia, other than those retirees covered by a collective bargaining agreement who retired on January 1, 2003, or later (collectively, the “Post-Spin Retirees”); (d) any other person having a claim against Solutia for “retiree benefits” as such term is defined in section 1114(a) of the Bankruptcy Code (collectively, the “Retiree Claimants” and, together with the Pre-Spin Retirees and the Post-Spin Retirees, the “Retirees”);1 (e) Monsanto Company (“Monsanto”)2; (f) the official committee of unsecured creditors (the “Creditors’ Committee”) appointed on January 6, 2004, in the Company’s chapter 11 cases currently pending before the Honorable Prudence C. Beatty in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”); and (e) the official committee of retirees (the “Retirees’ Committee”) appointed on February 20, 2004, in the Company’s chapter 11 cases. The terms of the Retiree Settlement described herein are intended to amend and supersede any previous offer made during the Company’s chapter 11 cases, constitute an integrated offer, are indivisible except as described herein, are subject to the terms and conditions hereof, and are not intended to be binding unless executed in writing.

[1]	To “retire” from the Company means to incur a termination of employment from Pharmacia prior to September 1, 1997, or from the Company thereafter, in either case having met the eligibility requirements of a retiree medical plan sponsored by Pharmacia or Solutia, as the case may be.

[2]	Monsanto was created on February 9, 2000, under the name “Monsanto Ag”, as a wholly-owned subsidiary of Pharmacia, and changed its name to Monsanto Company on March 31, 2000. The Separation Agreement between Monsanto and Pharmacia was entered into as of September 1, 2000.

Settlement Overview

Retiree Trust & Funding Co. Contributions	On the effective date (the “Effective Date”) of the Company’s plan of reorganization (the “Plan”), and subject to the terms of the Plan and the Relationship Agreement (as defined below), through the offering of rights (the “Rights Offering”) to acquire shares of new common stock (the “New Common Stock”) in the reorganized successor to Solutia (“Reorganized Solutia”), Solutia will raise $250 million, which will be distributed as follows: (a) $175 million in cash will be contributed to a trust (the “Retiree Trust”) intended to qualify as a “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Internal Revenue Code of 1986 and all of the rules and regulations promulgated thereunder, as amended (the “Internal Revenue Code”); and (b) $75 million in cash will be contributed to fund a new entity (“Funding Co.”), which will be a special purpose, tax-efficient, bankruptcy-remote affiliate of Reorganized Solutia.[3]

Funding Co. shall create two separate accounts for its funds: (a) an environmental liabilities account containing $50 million (the “Environmental Account”); and (b) an account containing $25 million of unallocated funds (the “Unallocated Account”).

Retiree Trust Sub Accounts	The Retiree Trust shall be comprised of two sub
accounts: (a) “Sub Account 1”; and (b) “Sub Account 2”. Sub Account 1 shall be funded by the Company with the $175 million of cash contributed by the participants in the Rights Offering, and shall be used to reimburse Reorganized Solutia for costs associated with providing Other Post-Employment Benefits (as defined below) to Pre-Spin Retirees in accordance with the terms of this Agreement. Sub Account 2 shall be funded with the Retiree Shares (as defined below) and the proceeds of the sales thereof, and shall be used to reimburse Reorganized Solutia for costs associated with providing Other Post-Employment Benefits to Pre- and Post-Spin Retirees subject to and in accordance with the terms of this Agreement.

[3]	It is a condition precedent to the Effective Date that from the proceeds of the Rights Offering, $175 million shall fund the Retiree Trust and $75 million shall fund Funding Co.

The Relationship Agreement	The mechanism by which Funding Co. will make contributions to Reorganized Solutia from the Environmental Account and the Unallocated Account shall be governed by an agreement (the “Relationship Agreement”), which will be executed by Reorganized Solutia, Funding Co., and Monsanto, and which will be reasonably acceptable to the Creditors’ Committee.

Investment of Retiree Trust Funds	Cash held by the Retiree Trust shall, subject to the requirements of the Employee Retirement Income Security Act of 1974 and all of the rules and regulations promulgated thereunder, as amended (“ERISA”) and the Internal Revenue Code, be invested by the Trustee (as defined below) in short-term, well-diversified, high quality investment instruments, with a primary objective of capital preservation, that are reasonably acceptable to Reorganized Solutia, including one or more of: (a) interest bearing accounts with a commercial bank having at least $10 billion in assets (a “Qualified Financial Institution”); (b) direct obligations of the United States; (c) obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest; (d) commercial paper rated in one of the four highest debt rating categories of Moody’s Investor Services, Inc. and Standard & Poor’s Corporation (without regard to gradation); (e) certificates of deposit issued by Qualified Financial Institutions; (f) bankers’ acceptances issued by Qualified Financial Institutions; (g) repurchase agreements with Qualified Financial Institutions; (h) floating rate notes rated at least AA; (i) tax exempt municipal bonds and notes rated at least AA; and (j) money market funds (collectively, the “Permitted Investments”).

Reimbursement of Other Post-Employment Benefits	Following the Effective Date and subject to the terms of the Retiree Trust Agreement (as defined below), every two weeks, the Retiree Trust shall reimburse Reorganized Solutia or its successors in cash from Sub Account 1 for its actual out-of-pocket costs, including all administrative costs, net of, among other things, Medicare reimbursements and Pre-Spin Retirees’ medical expense contributions (“Net Costs”), for providing retiree medical, retiree life insurance and disability benefits (collectively, “Other Post-Employment Benefits” or “OPEB”) to Pre-Spin Retirees following the Effective Date. The reimbursement shall be for 100% of such Net Costs for the first twelve (12) months after the Effective Date, and for 90% of such Net Costs thereafter until the funds in Sub Account 1 have been exhausted.

In addition, following the Effective Date and subject to the terms of the Retiree

Trust Agreement, every two weeks, the Retiree Trust shall reimburse Reorganized Solutia from Sub Account 2 for 100% of its actual out-of-pocket costs, including all administrative costs, net of, among other things, Medicare reimbursements and Pre and Post-Spin Retirees’ medical expense contributions, for providing Other Post-Employment Benefits to Pre- and Post-Spin Retirees following the Effective Date until the funds in Sub Account 2 are exhausted; provided, however, that Reorganized Solutia may only seek the reimbursements described above when cash or other securities or investments constituting Permitted Investments are available in Sub Account 2 and; provided further that, to the extent that Reorganized Solutia has not been reimbursed from Sub Account 1 for the same cost or expense, the funds in Sub Account 2 shall be used to reimburse Reorganized Solutia for such current costs and expenses and shall be reserved in the following proportion: (a) 58% of all amounts deposited in Sub Account 2 during the term of the Retiree Trust Agreement, for Pre-Spin Retirees; and (b) 42% of all amounts deposited in Sub Account 2 during the term of the Retiree Trust Agreement, for Post-Spin Retirees.

Modification of Other Post-Employment Benefits[4]	In consideration for the reduction in credit risk for Retirees in connection with OPEB benefits, as a result of (a) the formation, structure and pre-funding of the Retiree Trust and the Unallocated Account and (b) Reorganized Solutia’s improved creditworthiness (as compared to that of Solutia), Reorganized Solutia shall retain the rights and benefits reflected in the Company’s 2005 budget and long range plan, including its rights and benefits under the “Forsberg Settlement”.[5]

All rights and benefits provided to the Retirees and the Company under the Forsberg Settlement and the Post-Settlement Plan (as defined herein) shall be preserved and not changed, unless specifically modified or eliminated by the terms of this Agreement, or as otherwise permitted to be modified or eliminated under the terms of the Forsberg Settlement or the Post-Settlement Plan. The Retirees’ continuing post-employment rights and benefits shall be incorporated into a comprehensive post-employment medical and other benefits plan (the “2007 Retiree Welfare Plan”).

In accordance with the foregoing, Reorganized Solutia shall be

[4]	Capitalized terms, used but not defined in this section, shall have t he meanings ascribed to them in the Forsberg Plan (as defined below) or the 2007 Retiree Welfare Plan.

[5]	On November 1, 2001, Solutia, Monsanto, Pharmacia and representatives of the Retirees agreed to settle litigation related to medical benefits provided to Retirees (the “Forsberg Settlement”). Under the terms of the Forsberg Settlement, Solutia adopted and implemented the Solutia Inc. Medical Benefits Plan For Retirees (2002) (the “Forsberg Plan”).

permitted to implement the following changes to medical benefits for Medicare Eligible Retirees due to age:

Deductible Amount	50% of Medicare Part A Deductible.

Covered Proportion	Plan pays 80%.

Retail Prescription Drugs (up to 30 day supply) Co-Payment Amount	Participant pays 20% up to a $50 maximum per prescription or refill.

Mail Order Prescription Drugs (up to 90 day supply) Co-Payment Amount	Participant pays 20% per prescription or refill.

Individual Maximum Aggregate Benefit for Expenses Incurred After Age 65	$65,000.

Participant Medical Expense Contribution[6]	For all Forsberg Groups and Post-Settlement Retirees (Group VI in the 2007 Retiree Welfare Plan)[7], the greater of 20% of the Annual Cost Per Covered Group or the Defined Dollar Limit Amount[8] as specified in Exhibit A hereto.

Subject to its rights under the terms of the Forsberg Settlement and the Post-Settlement Plan, Reorganized Solutia will not reduce the “Solutia Defined Dollar Limit” set forth on Exhibit A hereto.

Forsberg Plan[9]	The Company’s right to modify its Other Post-Employment Benefits as permitted by the terms of the Forsberg Settlement shall be retained by Reorganized Solutia and shall be implemented on the Effective Date or any date thereafter. Specifically, Reorganized Solutia intends to exercise its absolute right to amend or terminate the Forsberg Plan as it applies on and after January 1, 2007, to any member of Groups IIB or V except as to a Participant or covered Dependent Spouse who is

[6]	Capitalized terms, used but not defined in this section, shall have the meanings ascribed to them in the Forsberg Plan.

[7]	Solutia is not waiving any of its rights pursuant to the Solutia Inc. Medical Benefits Plan for Retirees (Post-Settlement) (the “Post-Settlement Plan”) to make changes to the Participant Medical Expense Contribution or other provisions therein.

[8]	The Defined Dollar Limit Amount shall be the difference between the Annual Cost Per Covered Group and the Solutia Defined Dollar Limit applicable to a Covered Group as delineated in Exhibit A.

[9]	Capitalized terms, used but not defined in this section, shall have the meanings ascribed to them in the Forsberg Plan or the 2007 Retiree Welfare Plan.

not then a Medicare Eligible Participant. Reorganized Solutia intends to exercise its right to amend or terminate the Forsberg Plan as it applies to any Participant or covered Dependent Spouse who is a member of Groups IIB or V on the earlier of (a) the date such Participant or covered Dependent Spouse becomes a Medicare Eligible Participant if such date is after January 1, 2007, or (b) the fifteenth anniversary of the Settlement Date (October 19, 2016). Reorganized Solutia intends to exercise its right to amend or terminate the Forsberg Plan as to any covered Dependent Child of a Retired Employee on or after the later of (a) the date Reorganized Solutia could amend or terminate the Forsberg Plan as to such Retired Employee, or (b) the date Reorganized Solutia could amend or terminate the Forsberg Plan as to such Retired Employee’s covered Dependent Spouse.[10]

In addition, for Participants who are not Medicare Eligible Participants, any Deductible Amount, any Covered Proportion until a Maximum Out-of-Pocket Amount is reached, any Covered Proportion after a Maximum Out-of-Pocket Amount is reached, and any Maximum Out-of-Pocket Amounts for a Plan Year shall be determined under the Solutia Inc. Salaried and Non-Union Hourly Employees’ Medical Benefits Plan, and its successors (the “Active Plan”) and Medical Plan Choice elected by the Covered Group. Covered Medical Expenses with respect to a Participant or Covered Dependent who is not a Medicare Eligible Participant shall be determined under the Active Plan. Participants who are not Medicare Eligible Participants and whose benefits were subject to a collective bargaining agreement and the Covered Dependents of such Participants shall receive prescription drug benefits on the same terms and conditions as under the Active Plan.

The terms of the OPEB benefits provided under the Forsberg Plan that are not otherwise modified by the terms hereof shall be included in the 2007 Retiree Welfare Plan, subject to the terms and conditions set forth in the Forsberg Plan.

[10]	Pursuant to the terms of that certain Stipulation And Order Between Solutia Inc. And the Official Committee Of Retirees of Solutia Inc. Pursuant to Section 1114 of the Bankruptcy Code, dated November 28, 2006 (Docket No. 3541) (the “Stipulation”), the Company was authorized, effective January 1, 2007, to terminate medical benefits for Retirees or participants in groups IIB and V of the Forsberg Plan and all Post-Settlement Plan participants who were Medicare Eligible. For such persons who were not Medicare Eligible as of this date, the Stipulation authorized the Company to terminate medical benefits on the earlier of (a) the date such Retirees or participants become Medicare Eligible if such date is on or after January 1, 2007, or (b) October 19, 2016. The treatment of these classes of Retirees was pursuant to Solutia’s prepetition rights under the Forsberg Plan.

Post-Settlement Plan	The Company’s right to make modifications permitted by the terms of the Post-Settlement Plan for Retirees who were not part of the Forsberg Settlement shall be retained by Reorganized Solutia and shall be implemented on the Effective Date or on any date thereafter.

Medicare Part D	Reorganized Solutia shall retain 100% of any subsidy related to Medicare prescription drug coverage (“Medicare Part D”). Any reimbursement received by Reorganized Solutia will not be applied to determine the Medical Expense Contribution required of Retirees for participation in the 2007 Retiree Welfare Plan.

Notification of Maximum Aggregate Benefit	Medicare Eligible Retirees who exceed 60 percent and 85 percent of the Maximum Aggregate Benefit will receive a notification of the medical and pharmacy benefits applied toward the Maximum Aggregate Benefit. Upon reaching the Maximum Aggregate Benefit, Retirees will receive a notice of coverage termination. Such notices shall include a summary of medical and pharmacy benefits applied toward the Maximum Aggregate Benefit through December 31, 2001, and annual amounts applied thereafter. Such Retirees shall retain their rights under ERISA to appeal any such calculation, although the calculations shall bind any Retiree who fails to timely appeal such calculation. Amounts paid by the Company for each Retiree shall be included in the calculation of the Maximum Aggregate Benefit, even if such amounts are later reimbursed by government subsidies under Medicare.

2007 Retiree Welfare Plan	The 2007 Retiree Welfare Plan will modify, amend and supersede the terms of the Forsberg and Post-Settlement Plans as provided in this Agreement.

The 2007 Retiree Welfare Plan will be filed with the Bankruptcy Court at least 10 days prior to the hearing on confirmation of the Plan (the “Confirmation Hearing”), and the terms thereof shall be reasonably acceptable to the Retirees’ Committee.

Plan Sponsorship	The Company and the Retirees each reserve all of their rights, if any, with respect to Reorganized Solutia’s sponsorship of OPEB benefits.

Life Insurance	The 2007 Retiree Welfare Plan shall provide life insurance benefits to former employees covered under Solutia’s retiree life insurance plan on the Effective Date consistent with the following:

a) for each former employee covered on the Effective Date who retired prior to January 1, 1986, such former employee’s current life insurance coverage, up to a maximum coverage limit of $12,500;

b)    for each former employee covered on the Effective Date who retired from January 1, 1986 through December 31, 2001, such former employee’s current life insurance coverage, up to a maximum coverage limit of $10,000; and

c) for each former employee covered on the Effective Date who retired after December 31, 2001, the life insurance benefit will be eliminated.

These life insurance benefits shall not be subject to change. These life insurance benefits shall continue in the event that any recipient is not covered for medical benefits under the 2007 Retiree Welfare Plan or any subsequent retiree medical benefit plans.

Retiree Trust	The Retiree Trust shall be established on the Effective Date. To the extent permitted under ERISA and the Internal Revenue Code, the Retiree Trust shall hold in trust all assets contributed thereto.

The trustee for the Retiree Trust (the “Trustee”) shall be a qualified institutional trustee selected by the Company and reasonably acceptable to the Retirees’ Committee and the Creditors’ Committee.

At least 10-days prior to the Confirmation Hearing, the Retirees’ Committee shall appoint a 3-person liaison committee (the “Retiree Liaison Committee”). The duties of the Retiree Liaison Committee shall be set forth in the 2007 Retiree Welfare Plan. Subject to the requirements of, and solely to the extent permitted by, ERISA and the Internal Revenue Code, the Trustee shall have the authority to reimburse all reasonable, actual, out-of-pocket expenses incurred by the members of the Retiree Liaison Committee in the performance of their duties; provided, however, that such reimbursements shall not exceed $3,000 in the aggregate in any calendar year.

The duties and powers of the Trustee shall be enumerated in a trust instrument (the “Retiree Trust Agreement”) subject to the requirements of ERISA and the Internal Revenue Code and reasonably acceptable to the Company, Monsanto, the Creditors’ Committee and the Retirees’ Committee. The Retiree Trust Agreement shall provide for:

1.    Payment (within 10 days from the submission of detailed invoices to the Trustee) of Reorganized Solutia’s requests for reimbursement from the Retiree Trust in compliance with the terms of this Agreement and the 2007 Retiree Welfare Plan.

2.    The Trustee’s ability to sell the Retiree Shares (defined below) and use the proceeds of such sales to reimburse Reorganized Solutia in accordance with the terms of this Agreement and the 2007 Retiree Welfare Plan. Neither Reorganized Solutia, Monsanto, Funding Co., nor any of their respective agents, directors, officers or employees, shall have or assume any liability with respect to any decision by the Trustee to sell or not sell the Retiree Shares held in the Retiree Trust at any given time.

3.    In the event that no Pre-Spin Retirees are participating in the 2007 Retiree Welfare Plan, any amounts remaining in the Retiree Trust shall be used to reimburse Reorganized Solutia for costs incurred in connection with providing Other Post-Employment Benefits to Post-Spin Retirees. In the event that no Pre-Spin Retirees and fewer than 100 Post-Spin Retirees are participating in the 2007 Retiree Welfare Plan, the amounts remaining in the Retiree Trust shall be used to reimburse Reorganized Solutia for costs incurred in providing Other Post-Employment Benefits to Post-Spin Retirees and medical and other welfare benefits to Reorganized Solutia’s active employees.

Retiree Claim	The Retirees, as a class, shall be entitled to an Allowed[11] non-priority unsecured claim in the aggregate amount of $35 million (the “Retiree Claim”), based on reductions in OPEB that the Company could not have unilaterally imposed on Retirees pursuant to the terms of the Forsberg Settlement and its other rights.

In full and complete satisfaction of the Retiree Claim, and for the benefit of all Retirees, Reorganized Solutia shall contribute to the Retiree Trust, subject to any consents or approvals required under ERISA and the Internal Revenue Code (including, for the

[11]	“Allowed” shall mean any claim that is determined to be a valid claim in the Company’s chapter 11 cases based on the Company’s schedules or through settlement, litigation or otherwise.

avoidance of doubt, the obtaining of an exemption from any “prohibited transactions”, as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA), the number of shares of New Common Stock necessary to provide a recovery on account of the Retiree Claim that is equal to the implied recovery for all General Unsecured Creditors (as defined in the Plan) who do not participate in the Rights Offering. The recovery on account of the Retiree Claim (the “Retiree Recovery”) shall be computed based on (i) the aggregate equity value in Reorganized Solutia distributable to General Unsecured Creditors approved by the Bankruptcy Court (or the mid-point of the range of values established by the Bankruptcy Court), and (ii) the mid-point of the range of projected final aggregate amounts of General Unsecured Claims, as set forth in the disclosure statement filed in connection with the Plan and approved by the Bankruptcy Court, after accounting for the discount in the Rights Offering and prior to any dilution in General Unsecured Creditor recoveries resulting from the resolution of Disputed General Unsecured Claims (as defined in the Plan), provided, however, that the number of shares of New Common Stock distributed to the Retiree Trust in satisfaction of the Retiree Claim (collectively, the “Retiree Shares”) shall be subject to pro-rata dilution on account of the Incentive Plan (as defined in the Plan).

Notwithstanding anything contained in the preceding paragraph to the contrary, in the event that the consents and approvals described above have not been obtained within 30 days from the Effective Date (which period may be extended upon the mutual written consent of Reorganized Solutia and the Retiree Liaison Committee), in full and complete satisfaction of the Retiree Claim, Reorganized Solutia shall deposit Retiree Shares in the Retiree Trust equal to 10% of the value of the Retiree Trust on such date and all proceeds (net of sales commissions and other transaction fees) from the sale of the balance of the Retiree Shares that would have been deposited on account of the Retiree Claim had the consents and approvals been received; provided that the total number of shares of New Common Stock deposited in the Retiree Trust or sold in accordance with the foregoing shall not exceed the number of Retiree Shares distributed on account of the Retiree Recovery; and provided further that if the contribution of Retiree Shares to the Retiree Trust in accordance with the foregoing and/or the holding of the Retiree Shares by the Retiree Trust would constitute or result in a “prohibited transaction”, as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA, the Retiree Shares shall be sold and the proceeds (net of sales commissions and other transaction fees) of such sale shall be contributed to the Retiree Trust in lieu of the Retiree Shares under circumstances reasonably agreed to between the Retirees’ Committee and the Company.

The Retiree Shares and the proceeds from sales thereof shall be held in Sub Account 2 and shall be used to reimburse Reorganized Solutia in accordance with the terms of this Agreement and the 2007 Retiree Welfare Plan.

The Company and the Retirees’ Committee agree to use their reasonable efforts to assist in seeking any exemption of the application of the “prohibited transactions” rules described in this section with respect to the number of Retiree Shares to be distributed to the Retiree Trust.

The Retiree Claim and all rights and obligations associated therewith shall be held and managed by the Retirees’ Committee as the authorized representative for the Retirees. The Retirees’ Committee may authorize its counsel to act as the agent for the Retirees’ Committee with respect to the Retiree Claim.

Any and all claims filed by individual Retirees on account of reductions in their OPEB benefits as a result of the Company’s chapter 11 cases, shall be disallowed and expunged from the Company’s claims register on the Effective Date as duplicative of the Retiree Claim.

Release	In consideration of Monsanto’s agreement to, among other things, enter into the Monsanto Settlement (as defined in the Plan) and Pharmacia’s agreement to waive certain indemnity claims against the Company, which will collectively enable Reorganized Solutia to satisfy its OPEB obligations to Retirees as modified by the Retiree Settlement, and improve Reorganized Solutia’s creditworthiness, which consideration is integral to the effectuation of the Plan, the consummation of any transactions contemplated thereby and Reorganized Solutia’s ability to perform its prospective obligations, upon the Effective Date, the Retirees’ Committee, its members and professionals, the Retirees and each of their respective officers, directors, employees, heirs, executors, administrators, successors and assigns (collectively, the “Retiree Parties”) shall hereby be deemed to have released and discharged the Company, Monsanto, Pharmacia, any employee benefit plans of Monsanto or Pharmacia and their respective officers, directors, employees, affiliates, successors, assigns, representatives, agents, advisors and professionals (collectively, the “Released Parties”) from, and the order confirming the Plan (the “Confirmation Order”) and the order approving the terms of this Agreement (the “Retiree Approval

Order”) shall operate as an injunction against, the commencement or continuation of any action, the employment of process, or any act to collect, recover or offset, any “claim” (as defined in section 101(5) of the Bankruptcy Code) and any “debt” (as that term is defined in section 101(12) of the Bankruptcy Code), related to “retiree benefits” (as defined in section 1114(a) of the Bankruptcy Code), including the partial reservation of claims in the class action settlement approved by the U.S. District Court for the Northern District of Florida, Pensacola Division, in Solutia Inc. v. Forsberg, et al., No. 3:98CV237, whether such claim is reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown that the Retiree Parties had, have or may have against the Released Parties. This Agreement, the Plan and any order approving the Retiree Settlement shall provide for and effectuate a discharge of the Released Parties to the fullest extent permitted by applicable law with respect to any and all claims of the Retiree Parties related to “retiree benefits” (as defined in section 1114(a) of the Bankruptcy Code); provided, however, that the foregoing shall not release and discharge (a) Reorganized Solutia from the performance of its obligations under this Agreement, or (b) Monsanto from the performance of its obligations under this Agreement.

Exculpation and Limitation of Liability	The Plan and Confirmation Order shall provide that the Retirees’ Committee and each of its current and former members, agents, advisors and professionals, in each case in their capacity as such, shall not have or incur any liability to, or be subject to any right of action by, any Holder of a Claim (as defined in the Plan), or any other party in interest, or any of their respective agents, direct or indirect shareholders, employees, representatives, financial advisors, attorneys or affiliates, or any of their respective successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, criminal conduct, misuse of confidential information that causes damages, fraud, ultra vires acts or gross negligence, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

Stay of Appeal	On or about February 16, 2006, the Company and the Retirees’ Committee jointly sought to stay the appeal, captioned Solutia Inc. et al. v. Official Committee of Retirees (Civil no. 04-CIV-9587 (KMK)), pending before the United States District Court for the Southern District of New York, pending approval of the Retiree Settlement. On the Effective Date, this appeal shall be deemed withdrawn with prejudice.

Withdrawal of Adversary Proceedings	On the Effective Date, that certain adversary proceeding, captioned, The Official Committee of Retirees v. Solutia, Inc., Pharmacia Corporation and Monsanto Company (Adv. Proc. no. 04-03057 (PCB)) shall be deemed withdrawn with prejudice.

Retiree Approval Order	The Retiree Approval Order shall (i) approve the terms of this Agreement, including all releases, injunctions, exculpations and limitations of liability contained herein, pursuant to section 1114 of the Bankruptcy Code, Bankruptcy Rule 9019 and any other applicable provisions of the Bankruptcy Code and Bankruptcy Rules; (ii) direct the Company and the Retirees’ Committee to file a copy of this Agreement and the Retiree Approval Order with the U.S. District Court for the Northern District of Florida, Pensacola Division, in Solutia Inc. v. Forsberg, et al., No. 3:98CV237; (iii) specify that the prior order approving the Forsberg Settlement and the Forsberg Plan has been superseded in all respects by the terms of this Agreement; (iv) provide that the Retirees’ Committee is authorized and empowered to execute and deliver this Agreement on behalf of the Retirees pursuant to section 1114(e)(1)(B) of the Bankruptcy Code; and (v) expressly reserve exclusive jurisdiction for the enforcement of the terms of this Agreement and the Retiree Settlement in the United States Bankruptcy Court for the Southern District of New York.

Support	The Retirees’ Committee agrees to support confirmation of the Plan filed by Solutia with the Bankruptcy Court.

The Company, the Retirees’ Committee, Monsanto and the Creditors’ Committee agree to support the Retiree Settlement consistent with the terms set forth herein, including by, among other things, seeking Bankruptcy Court approval of the Retiree Settlement, pursuant to Bankruptcy Rule 9019. In addition, the Retirees’ Committee will assist the Company and Monsanto in ensuring proper service of such motion and the terms of this Agreement is made on all Retirees.

Changed Circumstances	Notwithstanding anything contained herein to the contrary, this Agreement shall terminate and be of no further force or effect if, and only if, prior to the Effective Date: (i) that certain adversary proceeding, captioned Official Committee of Equity Security Holders of Solutia, Inc., v. Monsanto Company, and Pharmacia Corporation (Case Nos. 03-17949 (PCB)) results in a final, binding and non-appealable determination by a court of competent jurisdiction that Monsanto and/or Pharmacia are solely responsible for liabilities in connection with Pre-Spin OPEB benefits, and the Company is fully and unconditionally discharged from any and all direct or indirect obligations with respect to the OPEB benefits or the Pre-Spin Retirees; (ii) Solutia’s chapter 11 cases currently pending before the Bankruptcy Court are converted to a case under chapter 7 of the Bankruptcy Code; or (iii) the Plan is modified such that the holders of General Unsecured Claims against the Company, other than the holders of Convenience Claims (as defined in the Plan), are to receive cash from Reorganized Solutia totaling more than 2% of the aggregate Allowed amount of General Unsecured Claims on account of such claims and the Retirees do not.

     IN WITNESS WHEREOF, the undersigned, intending to be bound by the terms of this Agreement, have caused this Agreement to be executed by its duly authorized officer, in each case as of this 10th day of July, 2007.

SOLUTIA INC.
/s/ Jeffry N. Quinn
By: Jeffry N. Quinn
Its: President & Chief Executive Officer

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THE OFFICIAL COMMITTEE OF RETIREES OF SOLUTIA INC.
/s/ Daniel D. Doyle
By: Spencer Fane Britt Browne LLP
Its: Co-counsel

/s/ R. Scott Williams
By: Haskell Slaughter Young & Rediker
Its: Co-counsel

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THE OFFICIAL COMMITTEE OF RETIREES OF SOLUTIA INC.
/s/ Kenneth M. Kettler
By: Kenneth M. Kettler
Its: Chairman

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MONSANTO COMPANY
/s/ David F. Snively
By: David F. Snively
Its: Senior Vice President, Secretary and General Counsel

THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF SOLUTIA INC.
/s/James R. Savin
By: Akin Gump Strauss Hauer & Feld LLP
Its: Counsel

Exhibit A
For each Plan Year, each Participant of Groups IA and IIIA shall pay an annual Medical Expense Contribution equal to the greater of 20% of the Annual Cost Per Covered Group, or the applicable Defined Dollar Limit Amount12 as determined by the following table:

	SOLUTIA DEFINED DOLLAR LIMIT
	RETIREE (OR SURVIVING	RETIREE (OR SURVIVING
COVERED GROUP	SPOUSE) BEFORE AGE 65	SPOUSE) AFTER AGE 65
Retiree Only	$6,600	$2,000
Surviving Spouse Only	$5,100	$1,650
Retiree and Spouse (under 65)	$11,700	$7,100
Retiree and Spouse (over 65)	$7,950	$3,650
Retiree and Child(ren)	$9,000	$4,400
Retiree, Spouse (under 65) and Child(ren)	$14,100	$9,500
Retiree, Spouse (over 65) and Child(ren)	$10,350	$6,050
For each Plan Year, each Participant of Groups IB and IIIB shall pay an annual Medical Expense Contribution equal to the greater of 20% of the Annual Cost Per Covered Group, or the applicable Defined Dollar Limit Amount as determined by the following table:

	SOLUTIA DEFINED DOLLAR LIMIT
	RETIREE (OR SURVIVING	RETIREE (OR SURVIVING
COVERED GROUP	SPOUSE) BEFORE AGE 65	SPOUSE) AFTER AGE 65
Retiree Only	$6,600	$1,800
Surviving Spouse Only	$5,100	$1,475
Retiree and Spouse (under 65)	$11,700	$6,900
Retiree and Spouse (over 65)	$7,950	$3,275
Retiree and Child(ren)	$9,000	$4,200
Retiree, Spouse (under 65) and Child(ren)	$14,100	$9,300
Retiree, Spouse (over 65) and Child(ren)	$10,350	$5,675

[12]	The Defined Dollar Limit Amount shall be the difference between the Annual Cost Per Covered Group and the Solutia Defined Dollar Limit applicable to a Covered Group as delineated in this Exhibit A.

For each Plan Year, each Participant of Groups IIA, IIB, IV and V and Post-Settlement Participants shall pay an annual Medical Expense Contribution equal to the greater of 20% of the Annual Cost Per Covered Group, or the applicable Defined Dollar Limit Amount13 as determined by the following table:

	SOLUTIA DEFINED DOLLAR LIMIT
	RETIREE (OR SURVIVING	RETIREE (OR SURVIVING
COVERED GROUP	SPOUSE) BEFORE AGE 65	SPOUSE) AFTER AGE 65
Retiree Only	$6,600	$1,650
Surviving Spouse Only	$5,100	$1,350
Retiree and Spouse (under 65)	$11,700	$6,750
Retiree and Spouse (over 65)	$7,950	$3,000
Retiree and Child(ren)	$9,000	$4,050
Retiree, Spouse (under 65) and Child(ren)	$14,100	$9,150
Retiree, Spouse (over 65) and Child(ren)	$10,350	$5,400

[13]	Solutia is not waiving any of its rights pursuant to the Post-Settlement Plan to make changes to the Participant Medical Expense Contribution or other provisions therein.

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